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NEWS FROM
TRANS-INDUSTRIES                                                   EXHIBIT 99.1


Trans-Industries, Inc.  2637 S. Adams Road o Rochester Hills, MI 48309

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FOR FURTHER INFORMATION:
     AT TRANS-INDUSTRIES:
     Kai Kosanke
     Chief Financial Officer
     (248) 852-1990


FOR IMMEDIATE RELEASE
THURSDAY JULY 15, 2004


  TRANS-INDUSTRIES, INC. APPOINTS PLANTE & MORAN, PLLC AS INDEPENDENT AUDITORS


ROCHESTER HILLS, MICHIGAN -- JULY 15, 2004 - TRANS-INDUSTRIES, INC. (NASDAQ:
TRNI), today announced that the Audit Committee of the Board of Directors has appointed Plante & Moran, PLLC as its independent auditors, replacing Grant Thornton, LLP.

The Audit Committee began the search for qualified independent auditors immediately upon being advised on May 18, 2004, by Grant Thornton that it would decline to stand for reelection. After a thorough interview process, the Company engaged Plante & Moran, PLLC, which will commence immediately the review of the Company's quarterly financial information for the period ended June 30, 2004.

"We are pleased to have Plante & Moran join us as our new independent auditors. We chose Plante & Moran because we were impressed with their extensive experience in providing audit services to major corporations and look forward to the beginning of a long relationship with them," commented James O'Brien Board member and Chairman of the Audit Committee.

Founded in 1924, Plante & Moran is the tenth largest certified public accounting and management consulting firm in the nation. Plante & Moran has offices throughout the Great Lakes Region, and employs more than 1,300 staff members.


ABOUT THE COMPANY:
The Company is a leading provider of lighting systems and related components to the mass transit market as well as a supplier of information hardware and software solutions on Intelligent Transportation Systems (ITS) and mass transit projects. ITS utilizes integrated networks of electronic sensors, signs and software to monitor road conditions, communicate information to drivers and help transportation authorities better manage traffic flow across their existing infrastructures.

                VISIT TRANS-INDUSTRIES AT www.transindustries.com